Exhibit 16.1

September 26, 2023

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

United States of America

Ladies and Gentlemen:

We have read Roadzen Inc. (formerly known as Vahanna Tech Edge Acquisition I Corp.) statements included under Item 4.01 of its Form 8-K dated September 26, 2023. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on September 20, 2023. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ Marcum LLP

New York, New York